Wiley Mourns the Loss of Board Member William Pence

Hoboken, NJ – September 18, 2020 –  It is with great sadness that John Wiley & Sons, Inc. announces the death of Board Member William (Bill) Pence, who passed earlier this month.

“Bill was a trusted advisor and a champion of transformation, from culture to tech driven innovation, never one to shy away from disruptive ideas that would help us move forward,” said Jesse C. Wiley, Chairman of the Board, Wiley. “His care, expertise, wisdom, insight, passion and presence will be greatly missed in and outside our board. Bill was an all-around great human being. On behalf of the Wiley family, the Board of Directors and all Wiley colleagues, we extend our deepest sympathies to his wife Maria and their two children during this very difficult time.”

Mr. Pence joined Wiley’s Board of Directors in 2016, bringing more than 25 years of leadership experience, and having previously serving in leading roles spanning technology, healthcare and media at organizations including AOL, WebMD, Napster, Universal Music Group, and IBM.  His innovative thinking and technical expertise in technology and beyond guided Wiley’s ongoing transformation and performance.

“Bill was a very special man and we will miss him dearly,” said Brian A. Napack, President and CEO of Wiley. “His vision, quiet leadership, and positive, collaborative style enhanced Wiley and our global community in so many ways. Bill had real, lasting impact, and we were lucky to know him.”

Mr. Pence, a PhD, was committed to education and lifelong learning, for himself and the broader community and will be remembered as an accessible mentor and a confidant. He enjoyed teaching English as a second language at Neighbor’s Link in Mount Kisco, NY, and humanitarian trips in the Dominican Republic with Bridges to Community. At the time of his death, Mr. Pence was the chair of a Cornell University College of Engineering Advisory Board, an alumni advisor for the University of Virginia Department of Media Studies, and a member of the board of the Bedford Historical Society.

To read Bill Pence’s obituary, please visit:
https://obits.lohud.com/obituaries/lohud/obituary.aspx?n=william-pence&pid=196773732&fhid=2248

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About Wiley
Wiley drives the world forward with research and education. Through publishing, platforms and services, we help students, researchers, universities, and corporations to achieve their goals in an ever-changing world. For more than 200 years, we have delivered consistent performance to all of our stakeholders. The Company's website can be accessed at www.wiley.com.

Contacts:
Joanna Jia
Corporate Secretary
(201) 748-6020 / jjia@wiley.com

Katie Roberts
Vice President, Corporate Communications
(602) 373-7233 / karoberts@wiley.com